Exhibit 99.1

Press Release

CONTACT:           Tricia Haugeto

                                Array BioPharma Inc.

                                (303) 386-1193

                                thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES POSITIVE PHASE 2 TOP-LINE RESULTS IN INFLAMMATORY PAIN CLINICAL TRIAL

Boulder, Colo., (March 3, 2008) — Array BioPharma Inc. (NASDAQ: ARRY) today announced positive top-line results from a Phase 2 clinical trial evaluating the efficacy of ARRY-797, a novel, orally-administered, small molecule pan-cytokine inhibitor, in patients with post-surgical dental pain.  ARRY-797 achieved its primary and secondary endpoints for analgesic efficacy and was well tolerated.  Based on these results, Array is moving forward with a second Phase 2 acute inflammatory pain trial comparing various doses of ARRY-797 to placebo and to celecoxib.  Array also plans to initiate a Phase 2 study of ARRY-797 in ankylosing spondylitis, a chronic, painful, inflammatory disorder known to respond to biologic TNF inhibitors.

The analgesic effect of 400 mg of ARRY-797, compared to placebo, was statistically significant based upon the primary endpoint of total pain relief over six hours post dose (p<0.0001).  The analgesic effect was also statistically significant for total pain relief over three, eight, twelve and 24 hours post dose.  Other analgesic endpoints, including total pain intensity, time to meaningful pain relief and time to analgesia were also significantly improved versus placebo.  Peri-operative dosing with 200 mg before and 200 mg after surgery also resulted in a substantial reduction in total pain intensity.  Array believes the efficacy observed in this study is due to the simultaneous inhibition of the pain mediator PGE2 and the inflammatory mediators TNF, IL-1 and IL-6.  No serious adverse events were reported and non-serious adverse events were evenly balanced across the three groups.  Complete trial results will be presented at an appropriate scientific conference later this year.

“These results demonstrate efficacy of ARRY-797 in the management of inflammatory pain,” said John Yates, MD, Chief Medical Officer, Array BioPharma.  “Together with our multiple-dose, 14-day trial in healthy volunteers, these data confirm the good safety and tolerability profile of ARRY-797.  In particular, we have observed no evidence of any gastrointestinal, hepatic or skin toxicity due to ARRY-797.  Therefore, we remain very excited about the potential of ARRY-797 to provide clinical benefit in a variety of inflammatory pain conditions.”

Phase 2 Inflammatory Pain Study Design

The Phase 2 trial was a randomized, double-blind, placebo-controlled, parallel-group efficacy study of ARRY-797 in patients undergoing third molar extraction.  This is a standard model for testing efficacy of analgesic agents.  The study objective was to assess the analgesic efficacy, safety and tolerability of ARRY-797 dosed either after the operation (400 mg) or both before and after surgery (200 mg twice).  The trial enrolled 103 patients and was conducted at two centers in the United States.

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About ARRY-797 / Pan-cytokine Inhibitor

ARRY-797 is a highly selective p38-alpha inhibitor, which modulates the production of TNF, IL-1, IL-6 and PGE2 in human whole blood with nanomolar potency.  ARRY-797 has unique properties, including high water solubility and tissue penetration, and was designed to limit distribution to the central nervous system.

In Phase 1 studies in healthy volunteers of up to 14 days dosing, ARRY-797 demonstrated linear increases in exposure with increasing oral doses from 25 to 400 mg.  The drug was well-tolerated at all doses tested with no serious adverse events. In blood samples taken from these volunteers and with LPS, ARRY-797 dose-dependently inhibited the stimulated production of TNF, IL-1, IL-6 and PGE2.

About Pan-cytokine Inhibition for Inflammation and Pain

P38 is a kinase target that regulates the production TNF, IL-1 and IL-6 as well as PGE2.  TNF, IL-1 and IL-6 are all clinically validated cytokines for controlling inflammation in rheumatoid arthritis and are prevalent in many forms of inflammation.  PGE2 is an important mediator of inflammatory pain and the target of NSAIDs.  Many forms of acute and chronic pain have inflammatory origins, and pan-cytokine suppression may treat both the inflammation and the resulting pain.  Array believes modulation of all three cytokines plus PGE2 may be more effective than inhibition of any one in isolation for controlling both the underlying inflammation and the resulting symptoms such as pain.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of March 3, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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